UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant     ☐

Filed by a Party other than the Registrant     ☑

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☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☑	Soliciting Material Pursuant to §240.14a-12

CATALYST BIOSCIENCES, INC.

(Name of Registrant as Specified in Its Charter)

JDS1, LLC

CCUR HOLDINGS, INC.

CIDM II, LLC

JULIAN D. SINGER

DAVID S. OROS

SHELLY C. LOMBARD

MATTHEW STECKER

IGOR VOLSHTEYN

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11

On May 9, 2022, JDS1, LLC, a Delaware limited liability company (“JDS1”), CCUR Holdings, Inc., a Delaware corporation (“CCUR”), CIDM II, LLC, a Delaware limited liability company (“CIDM II”), Julian D. Singer, David S. Oros, Shelly C. Lombard, Matthew Stecker, and Igor Volshteyn (collectively, the “JDS1 Group”), filed a revised preliminary proxy statement and an accompanying revised preliminary GOLD proxy card with the U.S. Securities and Exchange Commission (“SEC”) to be used solicit proxies from the stockholders of Catalyst Biosciences, Inc., a Delaware Corporation (the “Company”), in connection with the Company’s 2022 Annual Meeting of Stockholders, any special meeting held in lieu thereof, and at any and all adjournments or postponements thereof (the “2022 Annual Meeting”).

Schedule 13D Amendment No. 13 Filed on May 25, 2022

On May 25, 2022, the JDS1 Group filed Amendment No. 13 to its Schedule 13D with respect to the Company (the “Schedule 13D/A”). The following disclosure was included in Item 4 of the Schedule 13D/A and is being included in this Schedule 14A because such disclosure may be deemed to be solicitation material in connection with the JDS1 Group’s plans to solicit proxies from the Company’s stockholders for use at the 2022 Annual Meeting:

“Item 4 is hereby amended to add the following:

As previously disclosed, on May 9, 2022, JDS1 and the other reporting persons named herein (collectively, the “JDS1 Group”) filed a revised preliminary proxy statement with the SEC in connection with its plans to solicit proxies for the Issuer’s 2022 Annual Meeting of Stockholders, any special meeting held in lieu thereof, and at any and all adjournments or postponements thereof (the “2022 Annual Meeting”). At the 2022 Annual Meeting, the JDS1 Group will seek to have stockholders elect the three nominees, Shelly C. Lombard, Matthew Stecker, and Igor Volshteyn (collectively, the “Nominees”), JDS1 has nominated for election to the Issuer’s Board of Directors (the “Board”) and approve a non-binding stockholder proposal requesting that the Board take the necessary steps to declassify the Board (in a manner that does not affect the unexpired terms of the previously elected directors) and to require that all directors stand for election annually, with such declassification of the Board done in the most expeditious manner available under the Delaware General Corporation Law.

On May 23, 2022, the Issuer publicly disclosed that, on May 19, 2022, it had entered into and closed on an Asset Purchase Agreement with Vertex Pharmaceuticals Incorporated (“Vertex”), pursuant to which Vertex acquired certain assets from the Issuer for $60 million in cash (the “Asset Sale”), with $5 million retained as a hold-back until one year after the closing to satisfy certain post-closing indemnification obligations. The Issuer has provided very limited details regarding the Asset Sale and has not, as of the date hereof, publicly filed with the SEC a copy of the Asset Purchase Agreement it signed with Vertex.

The Issuer’s announcement of the Asset Sale comes nearly three years after JDS1, in its July 22, 2019 letter, first called upon the Issuer to retain a financial advisor to assist it in exploring strategic alternatives, when the Shares’ closing price was $8.32 per share. While the per share price of the Shares has traded up since the Issuer announced the Asset Sale, based on the per Share closing price of $1.34 on May 24, 2022, the per share price of the Shares is still down approximately 84% since July 22, 2019, when JDS1 first called upon the Issuer to explore strategic alternatives. The Reporting Persons believe that without its proxy contest presently pending to replace three members of the Board at the 2022 Annual Meeting and, thereby, hold the Board accountable for the huge destruction of value that has occurred over the past year (as of close of business on May 24, 2022, an approximately 67% decline from the per share closing price of $4.10 twelve months ago on May 25, 2021), the Board may not have been as inclined to retain a financial advisor to explore strategic alternatives and it is possible that the Asset Sale may not have occurred.

The Reporting Persons are extremely concerned that, as of the date hereof, the Issuer has not disclosed what it plans to do with the approximately $87 million in cash and cash equivalents noted on its pro forma balance sheet, included as Exhibit 99.2 to the Current Report on Form 8-K/A that the Issuer filed with the SEC on May 24, 2022, after giving effect to the net proceeds received from the Asset Sale. The Reporting Persons strongly believe that most of the Issuer’s cash and cash equivalents should be distributed to the Issuer’s stockholders in as expeditious a manner as possible and remain concerned with the possibility that the Issuer may have other plans for the use of such funds. Accordingly, unless the Issuer moves quickly to publicly commit to an expeditious distribution of the cash and cash equivalents on its pro forma balance sheet to the Issuer’s stockholders, save for whatever it needs to retain to provide for contingent liabilities and administrative expenses, the Reporting Persons’ plans for their proxy contest at the 2022 Annual Meeting remain unchanged. The Reporting Persons also call upon the Issuer to schedule, and publicly announce a date, time, and place for, the 2022 Annual Meeting and fix the associated record date therefor.

Except as set forth in this Schedule 13D or such as would occur upon or in connection with completion of, or following, any of the actions discussed in this Schedule 13D, no Reporting Person has any present plan or proposal which would relate to or result in any of the matters set forth in subparagraphs (a) - (j) of Item 4 of Schedule 13D. The Reporting Persons intend to review their investment in the Issuer on a continuing basis. Depending on various factors including, without limitation, the Issuer’s financial position and strategic direction, actions taken by the Board, the price levels of the Shares, other investment opportunities available to the Reporting Persons, conditions in the securities markets and general economic and industry conditions, the Reporting Persons may in the future take such actions with respect to their investment in the Issuer as they deem appropriate including, without limitation, engaging in communications with management and/or the Board, engaging in communications with one or more stockholders of the Issuer and others about the Issuer and the Reporting Persons’ investment, making suggestions and/or proposals concerning the Issuer’s capitalization, ownership structure, operations, prospects, business and financial strategies, strategic transactions, assets and liabilities, business and financing alternatives, the structure and composition of the Board, and such other matters as the Reporting Persons may deem relevant to their investment in the Issuer, selling some or all of their Shares in the open market or otherwise, engaging in short selling of or any hedging or similar transaction with respect to the Shares, acquiring additional Shares and/or other equity, debt, notes, other securities, or derivative or other instruments that are based upon or relate to the value of securities of the Issuer, or changing their intention with respect to any and all matters referred to in Item 4.”

Important Additional Information and Certain Information Concerning the Participants

On May 9, 2022, the JDS1 Group filed a revised preliminary proxy statement and an accompanying revised preliminary GOLD proxy card with the SEC to be used to solicit proxies from the Company’s stockholders in connection with the 2022 Annual Meeting to have stockholders elect three director nominees to the Company’s Board of Directors (the “Board”) and approve a non-binding proposal requesting that the Board take the necessary steps to declassify the Board (in a manner that does not affect the unexpired terms of the previously elected directors) so that all directors are elected on an annual basis, with such declassification of the Board done in the most expeditious manner available under the Delaware General Corporation Law.

THE JDS1 GROUP STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTPS://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

The participants in the proxy solicitation are anticipated to be JDS1, LLC, a Delaware limited liability company, CCUR Holdings, Inc., a Delaware corporation, CIDM II, LLC, a Delaware limited liability company, Julian D. Singer, David S. Oros, Shelly C. Lombard, Matthew Stecker, and Igor Volshteyn.

As of the date hereof, JDS1, LLC beneficially owns directly 1,131,577 shares of Common Stock, par value $0.001 per share, of the Company (the “Common Stock”), including 500 shares of Common Stock held in record name. As of the date hereof, CCUR Holdings, Inc. beneficially owns directly 883,255 shares of Common Stock. JDS1, LLC, as an affiliate of CCUR Holdings, Inc., may also be deemed to be the beneficial owner of the 883,255 shares of Common Stock held by CCUR Holdings, Inc. As of the date hereof, CIDM II, LLC does not directly own any shares of Common Stock, but, as the asset manager to CCUR Holdings, Inc., may be deemed the beneficial owner of the 883,255 shares of Common Stock beneficially owned by CCUR Holdings, Inc. As of the date hereof, Mr. Singer does not directly own any shares of Common Stock, but may be deemed to have beneficial ownership of the Common Stock as a result of being the managing member of each of JDS1 and CIDM II, LLC and an affiliate of CCUR Holdings, Inc. Accordingly, Mr. Singer may be deemed to beneficially own (i) the 1,131,577 shares of Common Stock beneficially owned directly by JDS1, LLC, and (ii) the 883,255 shares of Common Stock beneficially owned directly by CCUR Holdings, Inc. As of the date hereof, Mr. Oros directly beneficially owns 388,600 shares of Common Stock. As of the date hereof, none of Ms. Lombard and Messrs. Stecker and Volshteyn beneficially owned any shares of Common Stock.